Exhibit 99.1

FOR IMMEDIATE RELEASE
HARVEST NATURAL RESOURCES ANNOUNCES
CLOSING OF SENIOR CONVERTIBLE NOTES OFFERING
HOUSTON, Texas (February 18, 2010) — Harvest Natural Resources, Inc. (NYSE: HNR) today announced the closing of its registered direct offering raising gross proceeds of $32 million, before transaction related expenses. The offering, which closed on February 17, 2010, consisted of 8.25% senior convertible notes due 2013.
Under the terms of the notes, Harvest will pay interest semi-annually and the notes will mature on March 1, 2013, unless earlier redeemed, repurchased or converted as described below. The notes are convertible into shares of Harvest common stock at a conversion rate of 175.2234 shares of common stock per $1,000 principal amount of convertible notes, equivalent to a conversion price of approximately $5.71 per share of common stock, subject to adjustment. The notes will be Harvest’s general unsecured obligations, ranking equally with all of its other unsecured senior indebtedness, if any, and senior in right of payment to any of its subordinated indebtedness, if any. The notes are also redeemable in certain circumstances at the option of Harvest and may be repurchased by Harvest at the purchaser’s option in connection with occurrence of certain events.
The net proceeds of the offering to Harvest were approximately $30 million, after deducting underwriting discounts, commissions and estimated offering expenses. Harvest intends to use the net proceeds of the offering to fund capital expenditures and for working capital needs and general corporate purposes.
Harvest President and Chief Executive Officer, James A. Edmiston, said: “The proceeds from this offering provide us with additional financial resources for funding our growth plan and maturing our exploration portfolio. These funds, in combination with the self-funded capital budget for Petrodelta, S.A., enable us to continue growing reserves and production as well as drill and test our potentially high-impact prospects in the United States, Indonesia, and Gabon.”
Lazard Capital Markets LLC acted as lead placement agent and Madison Williams and Company LLC acted as co-placement agent.
The offering was made pursuant to an effective shelf registration statement that Harvest previously filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.

About Harvest Natural Resources
Harvest Natural Resources, Inc. headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela, producing and exploration assets in the United States, exploration assets in Indonesia, West Africa, China and Oman and business development offices in Singapore and the United Kingdom. For more information visit the Company’s website at http://www.harvestnr.com.
CONTACT:
Stephen C. Haynes
Vice President, Chief Financial Officer
(281) 899-5716
“This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2008 Annual Report on Form 10-K and other public filings.”